                                                                 EXHIBIT 3.1 (b)

                              AMENDED AND RESTATED
                                   REGULATIONS
                                       OF
                          M/I SCHOTTENSTEIN HOMES, INC.


                       ARTICLE I - MEETING OF SHAREHOLDERS



     (f) Proxies. At any meeting of shareholders, any person who is entitled to attend, or to vote thereat, and to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be submitted to the Secretary at or before such meeting. Voting by proxy or proxies shall be governed by all of the provisions of Ohio law, including the provisions relating to the sufficiency of the writing, the duration of the validity of the proxy or proxies, and the power of substitution and revocation.